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                March 15, 2023

       Raluca Dinu
       Chief Executive Officer
       GigCapital5, Inc.
       1731 Embarcadero Rd., Suite 200
       Palo Alto, CA 94303

                                                        Re: GigCapital5, Inc.
                                                            Preliminary Proxy
on Schedule 14A
                                                            Filed March 3, 2023
                                                            File No. 001-40839

       Dear Raluca Dinu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services
       cc:                                              Jeffrey C. Selman, Esq.